UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2015

SONOCO PRODUCTS COMPANY

Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 – Matters Related to Accountants and Financial Statements
Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
As previously announced on July 16, 2015, Sonoco Products Company (referred to herein as “Sonoco" or the “Company”) has determined that previously reported financial results for a dedicated pack center in Irapuato, Mexico had been overstated.
Based on the results to date of its investigation into these misstatements, the Company estimates that previously reported consolidated revenues and cost of sales from 2012 through the first quarter of 2015 are cumulatively understated by approximately $45.6 million and $78.0 million, respectively, resulting in cumulative overstatements of reported gross profit and net income of approximately $32.4 million and $23.5 million, respectively.
The Audit Committee of the Board of Directors has analyzed these misstatements, and, after consulting with management, concluded on August 9, 2015, that the financial statements for the years ended December 31, 2012, 2013 and 2014, the interim periods within the year ended December 31, 2014, and for the three-month period ended March 29, 2015, should be restated and therefore should no longer be relied upon. The Audit Committee has discussed this matter with PricewaterhouseCoopers LLP, the independent registered public accounting firm for Sonoco.
The financial statements for the years ended December 31, 2012, 2013, and 2014 were most recently included in the 2014 Annual Report on Form 10-K filed on March 2, 2015. As soon as practicable, the Company expects to amend both its 2014 10-K filing and its Quarterly Report on Form 10-Q for the three months ended March 29, 2015, in order to correct the misstatements and related disclosures.
On August 7, 2015, the Company delayed the filing of its Quarterly Report on Form 10-Q for the period ended June 28, 2015 because of the ongoing investigation. Sonoco expects to file its Quarterly Report on Form 10-Q for the period ended June 28, 2015 at the same time it files the 2014 amended Annual Report on Form 10-K/A.

BACKGROUND
In July 2015, in the course of closing its books for the second quarter of 2015, the Company discovered certain accounting irregularities at the contract packaging center in Irapuato, Mexico, part of the Company's Display and Packaging segment. These irregularities involved the Irapuato finance manager; the full extent of involvement of other employees in the accounting irregularities has yet to be determined. These irregularities consisted of a pattern of unsupported journal entries and other actions which misstated revenue, costs of sales, trade accounts receivable, other receivables, accrued expenses and other, and trade accounts payable for reporting periods dating back to 2011. The Company currently does not believe that the impact of the identified accounting irregularities is material to any reporting period prior to 2012. The Irapuato packaging center commenced operations early in 2010 and those operations were not fully to scale until 2012.
Preliminary results of the Company's investigation indicate that neither cash nor previously reported cash flows from operations were affected. The Company's ongoing investigation has led to the preliminary conclusion that these misstatements were made to conceal shortfalls in operating profits at the Irapuato packaging center.
Promptly upon discovery, the Company reported these accounting irregularities to the Audit Committee of the Board of Directors and self-reported the matter to the Securities and Exchange Commission. In addition, the existence of the misstatements and their expected magnitude were disclosed publicly in the Company's preliminary second quarter 2015 earnings release on July 16, 2015.
Upon notification of the misstatements, the Company's Audit Committee promptly initiated a formal investigation into the matter to determine the nature and extent of the misstatements, and their potential effect on previously issued financial statements and management's report on internal control over financial reporting. The Audit Committee retained independent third party experts to assist with this investigation.
PRELIMINARY CONCLUSIONS REGARDING INTERNAL CONTROLS AND REMEDIATION
In light of the above matter related to its two pack center operations, management, in consultation with the Audit Committee, has determined that at least one material weakness in Sonoco’s internal control over financial reporting existed at December 31, 2014. Sonoco intends to restate management’s report on internal control over financial reporting and its evaluation of disclosure controls and procedures and expects to receive an adverse opinion on the internal control over financial reporting as of December 31, 2014 from PricewaterhouseCoopers LLP.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: August 10, 2015	By:	/s/ Barry L. Saunders
Barry L. Saunders
Senior Vice President and Chief Financial Officer